                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                         MONEYGRAM PAYMENT SYSTEMS, INC.
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    60891010
                                 --------------
                                 (CUSIP Number)

                                 April 14, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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1         Name of Reporting Person     TRANSAMERICA OCCIDENTAL LIFE
          INSURANCE COMPANY

          IRS Identification No. of Above Person      95-1060502
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2         Check the Appropriate Box if a Member of a Group   (a)    [ ]
                                                             (b)    [X]
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3         SEC USE ONLY

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4         Citizenship or Place of Organization        California

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NUMBER OF                  5          Sole Voting Power               -0-
SHARES
                           -----------------------------------------------------
BENEFICIALLY               6          Shared Voting Power             -0-
OWNED BY EACH
                           -----------------------------------------------------
REPORTING                  7          Sole Dispositive Power          -0-
PERSON WITH
                           -----------------------------------------------------
                           8          Shared Dispositive Power        -0-

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9           Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      -0-

--------------------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares

--------------------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row 9            0%

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12          Type of Reporting Person                               HC and IC

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
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1         Name of Reporting Person     TRANSAMERICA LIFE INSURANCE AND
          ANNUITY COMPANY

          IRS Identification No. of Above Person      95-6140222
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2         Check the Appropriate Box if a Member of a Group   (a)    [ ]
                                                             (b)    [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         Citizenship or Place of Organization        California

--------------------------------------------------------------------------------
NUMBER OF                  5          Sole Voting Power                   -0-
SHARES
                           -----------------------------------------------------
BENEFICIALLY               6          Shared Voting Power                 -0-
OWNED BY EACH
                           -----------------------------------------------------
REPORTING                  7          Sole Dispositive Power              -0-
PERSON WITH
                           -----------------------------------------------------
                           8          Shared Dispositive Power            -0-
--------------------------------------------------------------------------------
9           Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                          -0-

--------------------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares

--------------------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row 9                0%

--------------------------------------------------------------------------------
12          Type of Reporting Person                                  IC

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
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1         Name of Reporting Person     TRANSAMERICA INSURANCE CORPORATION
          OF CALIFORNIA

          IRS Identification No. of Above Person      95-2634355
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group   (a)    [ ]
                                                             (b)    [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         Citizenship or Place of Organization        California

--------------------------------------------------------------------------------
NUMBER OF                  5          Sole Voting Power                -0-
SHARES
                           -----------------------------------------------------
BENEFICIALLY               6          Shared Voting Power              -0-
OWNED BY EACH
                           -----------------------------------------------------
REPORTING                  7          Sole Dispositive Power           -0-
PERSON WITH
                           -----------------------------------------------------
                           8          Shared Dispositive Power         -0-

--------------------------------------------------------------------------------
9           Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       -0-

--------------------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares

--------------------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row 9             0%

--------------------------------------------------------------------------------
12          Type of Reporting Person                                  HC and IC

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1         Name of Reporting Person     TRANSAMERICA INVESTMENT SERVICES, INC.

          IRS Identification No. of Above Person      94-1632699
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2         Check the Appropriate Box if a Member of a Group   (a)    [ ]
                                                             (b)    [X]
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3         SEC USE ONLY

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4         Citizenship or Place of Organization        Delaware

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NUMBER OF                  5          Sole Voting Power                 -0-
SHARES

                           -----------------------------------------------------
BENEFICIALLY               6          Shared Voting Power               -0-
OWNED BY EACH
                           -----------------------------------------------------
REPORTING                  7          Sole Dispositive Power            -0-
PERSON WITH
                           -----------------------------------------------------
                           8          Shared Dispositive Power          -0-

--------------------------------------------------------------------------------
9           Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        -0-

--------------------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares

--------------------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row 9              0%

--------------------------------------------------------------------------------
12          Type of Reporting Person                                  IA

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
Item 1(a).     Name of Issuer.

               Moneygram Payment Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices.

               7401 West Mansfield Avenue, Lakewood, Colorado 80235.

Item 2(a).     Name of Person Filing.

               This statement is filed by Transamerica Occidental Life Insurance Company ("Occidental"), the parent of Transamerica Life Insurance and Annuity Company ("TALIAC"); TALIAC; Transamerica Insurance Corporation of California ("TICC"), the parent of Occidental and indirect parent of TALIAC; and Transamerica Investment Services, Inc. ("TIS") (collectively, the "Companies").

Item 2(b).     Address of Principal Business Office or, if none, Residence.

               The address of each of the Companies is 1150 South Olive Street, Los Angeles, California 90015.

Item 2(c).     Citizenship.

               Occidental and TICC are California corporations. TALIAC is a North Carolina corporation and TIS is a Delaware corporation.

Item 2(d).     Title of Class of Securities.

               Common Stock, $0.01 par value ("Common Stock").

Item 2(e).     CUSIP Number.

               60891010

Item 3.        Type of Reporting Person.

               Each of the Companies is filing this statement pursuant to Rule 13d-1(b) and Rule 13d-2(b). TALIAC is an insurance company as defined in Section 3(a)(19) of the Securities Exchange Act of 1934; Occidental and TICC are insurance companies as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 and parent holding companies in accordance with Rule 13d-1(b)(1)(ii)(G). TIS is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.        Ownership.

               Reference is hereby made to Items 5-9 and 11 of each of the cover pages to this statement, which items are incorporated by reference herein.

Item 5.        Ownership of Five Percent or Less of a Class.   [x]



Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable.


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Item 7.        Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Not applicable.

                                    Signature

               After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

April 30, 1998

                                 TRANSAMERICA OCCIDENTAL LIFE
                                 INSURANCE COMPANY



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                     Richard N. Latzer
                                     Chief Investment Officer


                                 TRANSAMERICA LIFE INSURANCE AND
                                 ANNUITY COMPANY




                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                     Richard N. Latzer
                                     Chief Investment Officer


                                 TRANSAMERICA INSURANCE CORPORATION
                                 OF CALIFORNIA



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                     Richard N. Latzer
                                     Senior Vice President, Transamerica
                                     Corporation
                                     Its Attorney-in-Fact


                                 TRANSAMERICA INVESTMENT SERVICES, INC.



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                     Richard N. Latzer
                                     President and Chief Executive Officer


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               Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of
1934, the undersigned, Transamerica Occidental Life Insurance Company, a California corporation, Transamerica Life Insurance and Annuity Company, a California corporation, Transamerica Insurance Corporation of California, a California corporation, and Transamerica Investment Services, Inc., a Delaware corporation, and each of them, hereby agree that the statement on Schedule 13G dated April 30, 1998, and any amendments thereto, are filed on behalf of each of them.

April 30, 1998

                                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                        Richard N. Latzer
                                        Chief Investment Officer


                                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                        Richard N. Latzer
                                        Chief Investment Officer


                                 TRANSAMERICA INSURANCE CORPORATION
                                 OF CALIFORNIA



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                        Richard N. Latzer
                                        Senior Vice President, Transamerica
                                        Corporation
                                        Its Attorney-in-Fact


                                 TRANSAMERICA INVESTMENT SERVICES, INC.



                                 By /s/ Richard N. Latzer
                                    ------------------------------
                                        Richard N. Latzer
                                        President and Chief Executive Officer